                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 FORM 8-K/A-2

                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of l934

        Date of report (date of earliest event reported):  May 9, 2000


                               Allscripts, Inc.
--------------------------------------------------------------------------------
            (Exact Name of Registrant as Specified in Its Charter)


                                   Delaware
--------------------------------------------------------------------------------
                (State or Other Jurisdiction of Incorporation)

                 000-26537                                36-3444974
--------------------------------------------------------------------------------
         (Commission File Number)              (IRS Employer Identification No.)


2401 Commerce Drive, Libertyville, Illinois                  60048
--------------------------------------------------------------------------------
 (Address of Principal Executive Offices)                 (Zip Code)


                                 (847) 680-3515
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


                                      None
--------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

     The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K, originally filed with the Securities and Exchange Commission on May 24, 2000 as set forth in the pages attached hereto.

Item 7.  Financial Statements and Exhibits.

                                                                            Page
                                                                            ----
     (a)(i)  Financial Statements of MasterChart, Inc. The following condensed financial statements of MasterChart, Inc. are attached:

          Report of Independent Accountants                                   3

          Balance Sheets at March 31, 2000 (unaudited) and at December 31,
          1999 and 1998 (audited)                                             4

          Statements of Operations for the three months ended March 31,
          2000 and 1999 (unaudited) and for the years ended December 31,
          1999 and 1998 (audited)                                             5

          Statements of Stockholders' Deficit for the three months ended
          March 31, 2000 (unaudited) and for the years ended December 31,
          1999 and 1998 (audited)                                             6

          Statements of Cash Flows for the three months ended March 31,
          2000 and 1999 (unaudited) and for the years ended December 31,
          1999 and 1998 (audited)                                             7

          Notes to Financial Statements                                       8

     (a)(ii) Financial Statements of Medifor, Inc. The following condensed financial statements of Medifor, Inc. are attached:

          Report of Independent Public Accountants                           16

          Balance Sheets at March 31, 2000 (unaudited) and December 31,
          1999 and 1998 (audited)                                            17

          Statements of Operations for the three months ended March 31,
          2000 and 1999 (unaudited) and for the years ended December 31,
          1999 and 1998 (audited)                                            19

          Statements of Cash Flows for the three months ended March 31,
          2000 and 1999 (unaudited) and for the years ended December 31,
          1999 and 1998 (audited)                                            20

          Statements of Changes in Stockholders' Equity for the years
          ended December 31, 1999 and 1998                                   22

          Notes to Financial Statements                                      23

     (b) Pro Forma Financial Information. The following unaudited pro forma financial statements are attached:

          Pro Forma Consolidated Financial Information Overview              30

          Pro Forma Consolidated Statements of Operations for the three
          months ended March 31, 2000 (unaudited)                            31

          Pro Forma Consolidated Statements of Operations for the year
          ended December 31, 1999 (unaudited)                                32

          Notes to Pro Forma Consolidated Statements of Operations           33

          Pro Forma Consolidated Balance Sheet at March 31, 2000
          (unaudited)                                                        35

          Notes to Pro Forma Consolidated Balance Sheet at March 31, 2000
          (unaudited)                                                        36

     (c)  Exhibits.  The following exhibits are attached hereto:

          (i)  The consent of Arthur Andersen LLP; and                       37

          (ii) The consent of PricewaterhouseCoopers LLP                     38

                  Item 7 - FINANCIAL STATEMENTS AND EXHIBITS

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Masterchart, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Masterchart, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Chicago, Illinois
July 14, 2000

                   Item 7 - FINANCIAL STATEMENTS AND EXHIBITS
                               MasterChart, Inc.
                                 BALANCE SHEETS
                     March 31, 2000 and December 31, 1999
                                    and 1998

                                                                        March 31,            December 31,
                                                                      ------------   ---------------------------
                                                                          2000           1999           1998
                                                                       (unaudited)
                         ASSETS
Current assets:
  Cash and cash equivalents                                           $      6,310   $    347,610   $    994,748
  Accounts receivable, net of allowances of $0 in
  2000, $0 in 1999 and $45 in 1998                                         572,077      1,018,891        238,450
Note receivable                                                             43,743          9,062              -
Prepaid expenses and other current assets                                   77,512         63,321         57,544
                                                                      ------------   ------------   ------------

    Total current assets                                                   699,642      1,438,884      1,290,742
                                                                      ------------   ------------   ------------

Fixed assets, net                                                          574,232        480,537        371,518

Long-term marketable securities                                            186,894        291,502        311,752
                                                                      ------------   ------------   ------------

    Total assets                                                      $  1,460,768   $  2,210,923   $  1,974,012
                                                                      ============   ============   ============

         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                                    $    155,793   $     86,360   $          -
  Accrued expenses                                                         156,139         83,518          4,350
  Unearned revenue                                                         699,925        872,586              -
  Customer deposits                                                        179,959        179,959              -
  Loan obligations                                                          15,353         11,451              -
                                                                      ------------   ------------   ------------

    Total current liabilities                                            1,207,169      1,233,874          4,350
                                                                      ------------   ------------   ------------

Long-term liabilities:
  Fixed principal note-Lanier                                            3,136,271      3,059,776      2,781,615
  Line of credit-Lanier                                                  1,410,762      1,376,353      1,073,416
  Loan obligations                                                          25,952         33,215              -
                                                                      ------------   ------------   ------------

    Long-term liabilities                                                4,572,985      4,469,344      3,855,031
                                                                      ------------   ------------   ------------

    Total liabilities                                                    5,780,154      5,703,218      3,859,381
                                                                      ------------   ------------   ------------

Commitments and contingencies (see Notes 5 and 8)                                -              -              -
Stockholders' deficit:
  Common stock, no par value, 100,000 shares authorized,
   6,000 issued and outstanding                                              1,000          1,000          1,000
  Additional paid-in capital                                            14,378,269      8,855,790      8,729,770
  Unrealized gain (loss) on marketable securities                          (33,784)       (24,926)        11,752
  Accumulated deficit                                                  (18,664,871)   (12,324,159)   (10,627,891)
                                                                      ------------   ------------   ------------

    Total stockholders' deficit                                         (4,319,386)    (3,492,295)    (1,885,369)
                                                                      ------------   ------------   ------------

  Total liabilities and stockholders' deficit                         $  1,460,768   $  2,210,923   $  1,974,012
                                                                      ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                   Item 7 - FINANCIAL STATEMENTS AND EXHIBITS
                               MasterChart, Inc.
                           STATEMENTS OF OPERATIONS
             For the Three Months Ended March 31, 2000 and 1999 and
                 For the Years Ended December 31, 1999 and 1998

                                                        For the Three Months                 For the Year Ended
                                                           Ended March 31,                      December 31,
                                                     -----------------------------------------------------------------
                                                         2000            1999             1999                1998
                                                     (unaudited)     (unaudited)
Revenues
  Professional services                              $    485,335    $    296,073     $  1,557,723        $  1,448,000
  Maintenance                                              49,312          44,850          175,159             131,610
  License                                                 314,798         125,538        1,423,843             336,623
  Equipment sales                                          15,901               -          156,667               2,600
                                                     ------------    ------------     ------------        ------------
    Total revenues                                        865,346         466,461        3,313,392           1,918,833

Cost of Revenues
  Professional services                                   547,207         280,042        1,520,685           1,246,824
  Maintenance                                              48,368          36,550          143,611              98,917
  Equipment                                                22,611               -          135,836                   -
                                                     ------------    ------------     ------------        ------------
    Total cost of revenues                                618,186         316,592        1,800,132           1,345,741

Research and development                                  208,655         204,684          854,754             909,722
Selling, general and administrative expenses            6,276,629         458,342        2,007,407           1,247,877
                                                     ------------    ------------     ------------        ------------

Loss from operations                                   (6,238,124)       (513,157)      (1,348,901)         (1,584,507)

Interest income                                             8,822          14,150           47,350              65,536
Interest expense                                         (111,410)       (100,792)        (394,717)           (318,707)
                                                     ------------    ------------     ------------        ------------

Net loss                                               (6,340,712)       (599,799)      (1,696,268)         (1,837,678)

Accumulated deficit - beginning                       (12,324,159)    (10,627,891)     (10,627,891)         (8,790,213)
                                                     ------------    ------------     ------------        ------------

Accumulated deficit - ending                         $(18,664,871)   $(11,227,690)    $(12,324,159)       $(10,627,891)
                                                     ============    ============     ============        ============

  The accompanying notes are an integral part of these financial statements.

                   Item 7--FINANCIAL STATEMENTS AND EXHIBITS
                               MasterChart, Inc.
                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                 For the Three Months Ended March 31, 2000 and
                 For the Years Ended December 31, 1999 and 1998

                                                                                     Unrealized
                                                                                     Gain/(Loss)
                                                                   Additional            on                              Total
                                                                    Paid-In          Marketable      Accumulated      Stockholders'
                                              Common Stock          Capital          Securities        Deficit          Deficit
                                           -------------------    ------------       ----------     ------------      -----------
                                           Shares       Amount
                                           ------       ------
December 31, 1997                           6,000       $1,000     $ 7,806,409         $  9,248     $ (8,790,213)     $  (973,556)

Net loss for the year ended
  December 31, 1998                                                                                   (1,837,678)      (1,837,678)
Other comprehensive income - change
  in unrealized gain/(loss)                                                               2,504                             2,504
                                                                                                                      -----------
   Comprehensive loss                                                                                                  (1,835,174)
Issuance of convertible debt at below
  market interest rates                                                923,361                                            923,361
                                           ------       ------    ------------         --------     ------------      -----------

December 31, 1998                           6,000        1,000       8,729,770           11,752      (10,627,891)      (1,885,369)
Net loss for the year ended
  December 31, 1998                                                                                   (1,696,268)      (1,696,268)
Other comprehensive income -
  change in unrealized gain/(loss)                                                      (36,678)                          (36,678)
                                                                                                                      -----------
   Comprehensive loss                                                                                                  (1,732,946)
Issuance of convertible debt at below
  market interest rates                                                126,020                                            126,020
                                           ------       ------    ------------         --------     ------------      -----------
December 31, 1999                           6,000        1,000       8,855,790          (24,926)     (12,324,159)      (3,492,295)
(unaudited)
Net loss for the quarter ended
  March 31, 2000                                                                                      (6,340,712)      (6,340,712)
Other comprehensive income -
  change in unrealized gain/(loss)                                                       (8,858)                           (8,858)
                                                                                                                      -----------
   Comprehensive loss                                                                                                  (6,349,570)
Issuance of warrants to consultants                                  5,522,479                                          5,522,479
                                           ------       ------    ------------         --------     ------------      -----------
March 31, 2000 - unaudited                  6,000       $1,000     $14,378,269         $(33,784)    $(18,664,871)     $(4,319,386)
                                           ======       ======    ============         ========     ============      ===========

  The accompanying notes are an integral part of these financial statements.

                  Item 7 - FINANCIAL STATEMENTS AND EXHIBITS

                               MasterChart, Inc.
                            STATEMENTS OF CASH FLOWS
             For the Three Months Ended March 31, 2000 and 1999 and
                 For the Years Ended December 31, 1999 and 1998


                                                               For the Three Months          For the Year Ended
                                                                  Ended March 31,               December 31,
                                                                 2000          1999          1999           1998
                                                             (unaudited)    (unaudited)
Cash flows from operating activities:
  Net loss                                                   $(6,340,712)   $(599,799)   $(1,696,268)   $(1,837,678)
  Adjustments to reconcile net loss
   to net cash used in operating activities:
    Depreciation expense                                          44,989       46,891        151,954        165,264
    Amortization of debt discount                                110,904       96,375        387,118        318,707
    Warrants issued to consultants                             5,522,479            -              -              -
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable, net            446,814      (35,854)      (780,441)        85,978
      Increase in note receivable                                (34,681)           -         (9,062)             -
      (Increase) decrease in prepaid expenses and other
       current assets                                            (14,191)      14,630         (5,777)       (27,849)
      Increase in accounts payable                                69,433       65,408         86,360              -
      Increase in accrued expenses                                72,621       17,614         79,168          4,350
      (Decrease) increase in unearned revenue                   (172,661)     143,497        872,586              -
      Increase in customer deposits                                    -            -        179,959              -
                                                             -----------    ---------    -----------    -----------

       Net cash used in operating activities                    (295,005)    (251,238)      (734,403)    (1,291,228)
                                                             -----------    ---------    -----------    -----------

Cash flows from investing activities:
  Capital expenditures                                          (138,684)     (17,044)      (214,484)      (110,127)
  Purchase of investments                                              -            -        (20,678)      (100,000)
  Sale of investments                                             95,750            -          4,250              -
                                                             -----------    ---------    -----------    -----------

       Net cash used in investing activities                     (42,934)     (17,044)      (230,912)      (210,127)
                                                             -----------    ---------    -----------    -----------

Cash flows from financing activities:
  Principal payments on loan obligations                          (3,361)           -         (1,823)             -
  Borrowings under line of credit                                      -            -        320,000      1,930,795
                                                             -----------    ---------    -----------    -----------

        Net cash provided (used) by financing activities          (3,361)           -        318,177      1,930,795
                                                             -----------    ---------    -----------    -----------

Net increase (decrease) in cash and cash equivalents            (341,300)    (268,282)      (647,138)       429,440
Cash and cash equivalents at beginning of period                 347,610      994,748        994,748        565,308
                                                             -----------    ---------    -----------    -----------

Cash and cash equivalents at end of period                   $     6,310    $ 726,466    $   347,610    $   994,748
                                                             ===========    =========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                  Item 7 - FINANCIAL STATEMENTS AND EXHIBITS
                               MasterChart, Inc.
                         NOTES TO FINANCIAL STATEMENTS


1.   Nature of Business

     Masterchart, Inc. ("Masterchart" or the "Company") develops clinical software for the enterprise-wide healthcare institution market. Masterchart operates in one industry segment. The Company was incorporated in Illinois on July 23, 1992.

2.   Summary of Significant Accounting Policies

     Unaudited Interim Financial Information

     The accompanying interim financial statements as of March 31, 2000 and 1999 and for the three months ended March 31, 2000 and 1999 together with the related notes are unaudited but include all adjustments, consisting of only normal recurring adjustments, which management considers necessary to present fairly, in all material respects, the financial position, and results of operations and cash flows for the interim periods ended March 31, 2000 and 1999. Results for the three months ended March 31, 2000 are not necessarily indicative of results for the entire year.

     Use of Estimates

     Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year end and the reported amounts of revenue and expenses during the year. Actual results could differ from these estimates.

     Cash, Cash Equivalents and Marketable Securities

     Cash and cash equivalent balances consist of cash and highly liquid corporate debt securities with maturities at the time of purchase of less than 90 days. At December 31, 1999 and 1998, cash equivalents were comprised of money market funds and commercial paper totaling $816 and $727,529, respectively.

     Marketable securities include corporate debt and equity instruments with maturities of greater than 90 days at the time of purchase. Long-term marketable securities have maturities of greater than one year at the balance sheet date. The securities, that are available for sale, had an average weighted time to maturity of 27 years at December 31, 1999. At December 31, 1999, the gross unrealized loss totaled $30,603 and the gross unrealized gain totaled $5,677. At December 31, 1998, the gross unrealized gain totaled $11,752.

     Fixed Assets

     Fixed assets are stated at cost. Expenditures for maintenance, repairs, renewals and betterments that do not significantly prolong the useful lives of the assets are charged to expense as incurred. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Upon asset retirement or other disposition, the cost and related allowance for depreciation are removed from the accounts, and any gains or losses are included in the statements of operations.

     Leases

     Leases that substantially transfer all of the benefits and risks of ownership of property to Masterchart or otherwise meet the criteria for capitalizing a lease under generally accepted accounting principles are accounted for as capital leases. An asset is recorded at the time a capital lease is entered into together with its related obligation to reflect its purchase and financing. Payments under operating leases are expensed as incurred.

     Fair Value of Financial Instruments

     The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to the short-term nature of these financial instruments. The fair value of the long-term debt is estimated based on current interest rates available to Masterchart for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying value of the long-term debt approximates its fair value.

     Concentration of Credit Risk

     Financial instruments that potentially subject Masterchart to a concentration of credit risk consist of cash and cash equivalents, marketable securities and trade receivables. Masterchart maintains its cash balances with one major commercial bank and its cash equivalents and marketable securities in interest bearing, investment-grade securities.

     Masterchart sells its products and services to healthcare providers. Credit risk with respect to trade receivables is generally diversified due to the large number of customers and their dispersion across the United States. To reduce credit risk, Masterchart performs ongoing credit evaluations of its customers and their payment histories. In general, Masterchart does not require collateral from its customers.

     Revenue Recognition

     Masterchart's revenue is primarily derived from the sale of clinical software and related consulting services. Software license fee revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the license fee is fixed and determinable and collection of the fee is probable. Revenues related to arrangements that include multiple elements for which the Company has no vendor specific objective evidence
     (VSOE) of the value of the undelivered elements are recognized ratably over the term of the arrangement. Revenues from consulting services are recognized as services are performed. Maintenance revenues are recognized ratably over the term of the contract on a straight-line basis.

     Advertising Costs

     Masterchart recognizes advertising costs as incurred. Advertising expense totaled $127,645 in 1999. There were no advertising costs in 1998.

     Comprehensive Income

     The Company follows Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The only component of other comprehensive income is the change in unrealized gains (losses) on marketable securities. Comprehensive income is included as a component of stockholders' deficit.

     Software Development Costs

     Masterchart applies Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed" ("SFAS No. 86") which requires the capitalization of software development costs incurred from the time technological feasibility of the software is established until the software is ready for use. Development costs incurred subsequent to the establishment of technological feasibility but prior to the release of the software were not significant and as a result, the Company has not capitalized any software development costs. Software maintenance costs related to software development are expensed as incurred. Reimbursed development costs are reported as a reduction of research and development expense.

     Income Taxes

     The Company has elected to be treated as an S-Corporation for income tax purposes. Accordingly, its taxable income is reportable on the individual federal income tax return of the common stockholders.

     Stock-Based Compensation

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), Accounting for Stock-Based Compensation. Under APB 25, compensation expense is based on the difference between the estimated fair value of the Company's stock and the redemption value of the shares issued under the Company's performance share plans.

3.   Related Party Transactions

     The Company recognized revenue related to sales with Lanier, with whom the Company has a loan outstanding (see Note 6), of $569,564 and $648,247 during the years ended December 31, 1999 and 1998, respectively. Lanier sales totaled $177,741 and $153,739 for the three months ended March 31, 2000 and March 31, 1999, respectively. Accounts receivable from Lanier totaled $53,323, $53,816 and $72,163 at March 31, 2000, December 31, 1999
     and December 31, 1998, respectively.

4.   Fixed Assets

     Fixed assets are summarized as follows:

                                                            Estimated              December 31,
                                                                          -------------------------------
                                                           Useful Lives         1999             1998
                                                         --------------   --------------   --------------


Computer equipment                                           3 years            $701,148         $582,349
Phone equipment                                              7 years              56,433           14,443
Furniture and fixtures                                       7 years             112,766           54,703
Automobiles                                                  5 years              72,631           45,305
Assets under capital lease                                   5 years              14,795                -
                                                                          --------------   --------------

                                                                                 957,773          696,800

Less accumulated depreciation                                                    475,634          325,282
Less accumulated amortization of capitalized leases                                1,602                -
                                                                          --------------   --------------
                                                                                $480,537         $371,518
                                                                          ==============   ==============

5.   Lease Commitments

     Masterchart conducts its operations from leased premises. On September 23, 1999, Masterchart entered into a five-year cancelable lease for office space. Payments began November 1, 1999 and escalate 3% each year. Rent expense totaled $155,235 and $117,488 for the years ended December 31, 1999 and 1998, respectively.

     Future minimum rental payments for the next five years are as follows:

                                                Operating             Capital
                                                  Leases              Leases
                                                ---------             -------
       Year Ending
       December 31,
           2000                                   $168,290            $ 5,777
           2001                                    173,235              5,777
           2002                                    174,962              2,889
           2003                                    178,473                  -
           2004                                    152,440                  -
                                                  --------            -------

           Total minimum lease payments           $847,400            $14,443
                                                  ========            =======
           Amount representing interest           $      -            $ 2,881
           Present value of minimum lease
             payments                             $847,400            $11,562

6.   Debt

          Outstanding debt as of December 31 consisted of the following:

                                                   1999                 1998
                                                -----------          ----------
Auto loan                                        $   33,104          $        -

Capital lease                                        11,562                   -

Lanier line of credit                             1,376,353           1,073,416

Lanier fixed note payable                         3,059,776           2,781,615
                                                 ----------          ----------
     Total debt outstanding                       4,480,795           3,855,031
                                                 ----------          ----------
     Less current maturities                         11,451                   -
                                                 ----------          ----------
     Long-term debt                              $4,469,344          $3,855,031
                                                 ==========          ==========

     Auto Loan

     During December of 1999, the Company entered into a loan to finance the purchase of an automobile. The loan carries a four-year term at a rate of 6.99% a year. Monthly payments total $792.52. In the event of default, the bank has a security interest in the automobile.

     Loan with Harris and Lanier

     On December 22, 1995, Masterchart entered into an agreement with Harris Corporation, wherein Harris agreed to provide Masterchart a line of credit funding arrangement totaling up to $10 million over the following four years. The loan agreement carried no interest through June 30, 2000, at which point the unpaid principal balance accrued interest at the annual prime rate, adjusted monthly. Payments were due in annual installments equal to 5% of the Company's gross revenues, beginning with the year ended December 31, 2000. The final payment was due no later than June 30, 2015. Upon drawing on the line of credit, the Company recorded the carrying value of the debt based on the present value of the loan using an interest rate of 10%. The debt discount is amortized over the life of the debt as interest expense using the effective interest method.

     In conjunction with the credit funding arrangement, Masterchart issued Harris a non-detachable warrant to purchase 4,000 shares of common stock for an aggregate purchase price of $10,000,000. The consideration for exercising the warrant was cancellation of any amounts outstanding under the line of credit arrangement and, to the extent that the outstanding amount was less than $10,000,000, Harris was to pay an amount equal to $10,000,000 less the canceled amount. The warrant was not exercised and was canceled when the debt was renegotiated in March of 1998.

     On March 16, 1998, Masterchart entered into a renegotiation of this agreement. As a result of the renegotiation, the agreement was assigned to Lanier Worldwide, a subsidiary of Harris. The $5,000,000 that was then outstanding under the original agreement was converted to a fixed principal note payable to Lanier carrying the same terms described above, with the exception of the first payment due date. Under the renegotiated fixed principal note, the first payment began with the year ended December 31, 2001. The final payment date remains June 30, 2015.

     In connection with the renegotiation, Masterchart also entered into an amended line of credit agreement with Lanier wherein Masterchart may draw up to an additional $5,000,000 on the line of credit. The maturity date was the first to occur of June 30, 2015, change of control of Masterchart, or event of default. Upon drawing on the line of credit, the Company recorded the carrying value of the debt based on the present value of the loan using an interest rate of 10%. The debt discount is amortized over the life of the debt as interest expense using the effective interest method. At December 31, 1999, the Company may draw an additional $2,749,000 under the existing line of credit.

     Also, in connection with the renegotiation, Masterchart issued Lanier a non-detachable warrant to purchase 1,500 shares of common stock for an aggregate purchase price of $5,000,000. The consideration for exercising the warrant was cancellation of any amounts outstanding under the fixed principal note and, to the extent that the outstanding note amount was less than $5,000,000, Lanier was to pay an amount equal to $5,000,000, less the canceled amount. The warrant was exercised in connection with the purchase of Masterchart by Allscripts on May 9, 2000. See Note 11.

7.   Stockholders' Equity

     Warrants issued to Consultants

     During the first quarter of 2000, in anticipation of a purchase transaction, the Company issued warrants to two consultants. One consultant was issued a warrant to purchase 357 shares of common stock at $2.80 per share. The second consultant was issued a warrant to purchase 33 shares of common stock at $5,000 per share. The warrants were exercised in connection with the purchase of Masterchart by Allscripts on May 9, 2000 (see Note
     11). Compensation expense of $5,522,479 was recorded during the three months ended March 31, 2000 related to the warrants.

     Performance Share Plans

     The Company instituted a series of three performance share plans, under which certain employees were granted performance shares at the discretion of an established committee. After being granted, the shares vested based upon criteria as set forth by the committee. From 1995 through 1999, a total of 1478.8 shares were issued under the plans. The plan is a formula based plan wherein the value of the shares is calculated as a function of taxable income. Based on the operating results of the Company, there has been no compensation expense recorded related to the shares. Had the Company accounted for the plans pursuant to SFAS No. 123, no compensation expense would have been recorded. All of the shares became fully vested on May 9, 2000, the closing date of the acquisition of Masterchart by Allscripts (see Note 11).

8.   Contingencies

     The Company is from time to time subject to legal proceedings and claims that arise in the normal course of its business. All such matters are subject to uncertainties that are not predictable with assurance. However, it is management's opinion that the disposition of such matters will not have a significant adverse effect on Masterchart's financial position, results of operations or cash flows.


9.   Defined Contribution Plan

     The Company sponsors a defined contribution 401(k) profit sharing plan covering substantially all of its full time employees. Contributions by the Company to the Plan are discretionary. As of December 31, 1999 and 1998 the Company had elected to not make any contributions to the Plan.

10.  Recently Issued Accounting Pronouncements

     In December 1999, the U.S. Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), that provides the SEC's views in applying generally accepted accounting principles to selected revenue recognition issues. Adoption of SAB 101 is required in the fourth quarter of fiscal year 2000. The Company is currently evaluating the impact of SAB 101 on the Company's results of operations and financial position.

11.  Subsequent Events

     On May 9, 2000, all outstanding shares of Masterchart were acquired by Allscripts, Inc. in exchange for 1,617,889 shares of Allscripts stock and $5,000,000 of cash. The total Masterchart shares purchased by Allscripts included the conversion of the Lanier warrants, the conversion of the consultant warrants and the repurchase of the performance shares.

                   Item 7 - FINANCIAL STATEMENTS AND EXHIBITS

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Medifor, Inc.:

We have audited the accompanying balance sheets of Medifor, Inc. (a Washington corporation) as of December 31, 1999 and 1998, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medifor, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP

Seattle, Washington
February 10, 2000

                   Item 7 - FINANCIAL STATEMENTS AND EXHIBITS
                                 Medifor, Inc.
                                BALANCE SHEETS
               At March 31, 2000 and December 31, 1999 and 1998

                                                     March 31,                 December 31,
                                                    -----------        -------------------------------
                                                       2000               1999                1998
                                                    (unaudited)
                  ASSETS
                  ------

CURRENT ASSETS:
 Cash and cash equivalents                           $ 204,398         $  278,556          $  400,065
 Certificates of deposit                                63,176            259,365           1,156,017
 Accounts receivable                                    94,256            168,056              17,955
 Inventory                                              32,472             42,683                   -
 Other current assets                                   16,857             18,544               9,138
                                                     ---------         ----------          ----------
        Total current assets                           411,159            767,204           1,583,175
                                                     ---------         ----------          ----------

PROPERTY AND EQUIPMENT:
 Furniture and equipment                               229,694            223,717             173,813
 Leasehold improvements                                 82,183             82,183              77,687
                                                     ---------         ----------          ----------
                                                       311,877            305,900             251,500
 Accumulated depreciation                             (194,247)          (180,758)           (122,076)
                                                     ---------         ----------          ----------
    Net property and equipment                         117,630            125,142             129,424

OTHER ASSETS:
 Goodwill, net                                         137,084            114,471                   -
 Other                                                       -              5,634                   -
                                                     ---------         ----------          ----------
        Total assets                                 $ 665,873         $1,012,451          $1,712,599
                                                     =========         ==========          ==========
    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------
CURRENT LIABILITIES:
 Accounts payable and accrued expenses               $ 281,347         $  227,321          $  112,931
 Deferred revenue, current portion                     146,021            123,952              42,766
 Capital lease obligations, current portion                  -                  -               3,796
 Notes payable to shareholders                           1,576              3,897              12,665
                                                     ---------         ----------          ----------
        Total current liabilities                      428,944            355,170             172,158

DEFERRED REVENUE, net of current portion               324,635            345,308             336,110
                                                     ---------         ----------          ----------
        Total liabilities                              753,579            700,478             508,268
                                                     ---------         ----------          ----------
COMMITMENTS (Note 7)

STOCKHOLDERS' EQUITY:
 Preferred stock, 5,000,000 shares
  authorized:
    Series A - 3,000,000 shares authorized;
      2,683,289 shares issued and outstanding;
      liquidation preference of $2,683,289              2,315,333           2,315,333          2,315,333

    Series B - 2,000,000 shares authorized;
      166,667 shares issued and outstanding;
      liquidation preference $500,000,
      including warrant to purchase 333,000
      additional shares                                   469,244             469,244                  -

 Common stock, no par value; 20,000,000
   shares authorized; 4,779,080 and 4,679,080
   shares issued and outstanding                        2,054,773           2,054,773          1,950,623

 Deferred stock compensation                              (26,318)            (26,318)                 -
 Accumulated deficit                                   (4,900,738)         (4,501,059)        (3,061,625)
                                                      -----------         -----------        -----------
        Total stockholders' equity                        (87,706)            311,973          1,204,331
                                                      -----------         -----------        -----------
        Total liabilities and stockholders'
          equity                                      $   665,873         $ 1,012,451        $ 1,712,599
                                                      ===========         ===========        ===========

  The accompanying notes are an integral part of these financial statements.

                  Item 7 - FINANCIAL STATEMENTS AND EXHIBITS
                                 Medifor, Inc.
                           STATEMENTS OF OPERATIONS
            For the Three Months Ended March 31, 2000 and 1999 and
                For the Years Ended December 31, 1999 and 1998

                                                  For the Three Months                  For the Year Ended
                                                     Ended March 31,                       December 31,
                                             -----------------------------        -------------------------------
                                                2000               1999                1999               1998
                                             (unaudited)        (unaudited)
REVENUE                                      $ 240,727          $  46,442         $   893,364         $  106,850

COST OF REVENUE                                 29,358             15,546              62,906              6,762
                                             ---------          ---------         -----------         ----------
     Gross margin                              211,369             30,896             830,458            100,088
                                             ---------          ---------         -----------         ----------
OPERATING EXPENSES:
  Research and development                     232,641            125,661             810,470            247,005
  Sales and marketing                          163,506            184,430             738,031            417,840
  General and administrative                   219,088            173,833             745,029            358,186
                                             ---------          ---------         -----------         ----------
     Total operating expenses                  615,235           (483,924)          2,293,530          1,023,031
                                             ---------          ---------         -----------         ----------
     Loss from operations                     (403,866)          (453,028)         (1,463,072)          (922,943)
                                             ---------          ---------         -----------         ----------

OTHER INCOME (EXPENSE):
  Interest and other income                      4,265             15,393              39,761             35,209
  Interest and other expense                       (78)              (400)            (16,123)           (21,745)
                                             ---------          ---------         -----------         ----------
Total other income                               4,187             14,993              23,638             13,464
                                             ---------          ---------         -----------         ----------

LOSS BEFORE INCOME TAXES                      (399,679)          (438,035)         (1,439,434)          (909,479)

PROVISION FOR INCOME TAXES                           -                  -                   -                  -
                                             ---------          ---------         -----------         ----------
     Net loss                                $(399,679)         $(438,035)        $(1,439,434)        $ (909,479)
                                             =========          =========         ===========         ==========

  The accompanying notes are an integral part of these financial statements.

                   Item 7 - FINANCIAL STATEMENTS AND EXHIBITS
                                 Medifor, Inc.
                            STATEMENTS OF CASH FLOWS
             For the Three Months Ended March 31, 2000 and 1999 and
                 For the Years Ended December 31, 1999 and 1998


                                                      For the Three Months             For the Year Ended
                                                        Ended March 31,                   December 31,
                                                    ------------------------     ------------------------------
                                                       2000           1999             1999             1998
                                                    (unaudited)    (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                          $(399,679)     $(438,035)     $(1,439,434)     $  (909,479)
  Adjustments to reconcile net loss to cash used
   in operating activities-
    Depreciation and amortization                      21,587         12,942           78,882           46,738
    Loss on disposal of property and equipment              -              -           15,619                -
    Stock-based compensation                                -              -            2,832                -
    Changes in assets and liabilities, net of
     amounts acquired:
      Accounts receivable                              73,800        (27,585)        (150,101)          60,721
      Other current assets                             11,898         (4,225)         (11,169)          (8,851)
      Other non-current assets                          5,634         (5,138)               -                -
      Accounts payable and accrued expenses            45,930         60,687           92,340           73,515
      Deferred revenue                                  1,396         66,597           90,384           21,032
                                                    ---------      ---------       ----------      -----------
  Net cash used in operating activities              (239,434)      (334,757)      (1,320,647)        (716,324)
                                                    ---------      ---------       ----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of CMC research                         (22,053)             -         (114,407)               -
  Purchases of property and equipment                  (6,539)       (19,810)         (39,787)        (114,315)
  Purchases of certificates of deposit                      -              -         (175,348)      (1,566,460)
  Proceeds from maturing certificates of deposit      196,189        623,423        1,072,000          410,443
                                                    ---------      ---------      -----------      -----------
  Net cash provided by (used in) investing
   activities                                         167,597        603,613          742,458       (1,270,332)
                                                    ---------      ---------      -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital leases                                -         (2,247)          (3,796)         (21,146)
  Payments on stockholder notes payable                (2,321)        (2,116)          (8,768)          (7,861)
  Proceeds from notes payable                               -              -                -          500,000
  Net proceeds from sales of common stock                   -              -                -           19,500
  Net proceeds from sales of preferred stock                -              -          469,244        1,802,873
                                                    ---------      ---------      -----------      -----------
  Net cash provided by financing activities            (2,321)        (4,363)         456,680        2,293,366
                                                    ---------      ---------      -----------      -----------

NET (DECREASE) INCREASE IN CASH AND CASH              (74,158)       264,493         (121,509)         306,710
EQUIVALENTS

CASH AND CASH EQUIVALENTS, beginning of year          278,556        400,065          400,065           93,355
                                                     --------       --------         --------         --------
CASH AND CASH EQUIVALENTS, end of year               $204,398       $664,558         $278,556         $400,065
                                                     ========       ========         ========         ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
  Cash paid during the period for interest           $   -          $   -            $    504         $  5,485
                                                     ========       ========         ========         ========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
AND FINANCING ACTIVITIES:
  Conversion of notes payable and accrued
  interest to preferred stock                        $   -          $   -            $   -            $512,460
  Compensation liability converted to common
  stock options                                      $   -          $   -            $   -            $370,000
  Issuance of common stock in connection with
  acquisition                                        $   -          $   -            $ 75,000         $   -
                                                     ========       ========         ========         ========

  The accompanying notes are an integral part of these financial statements.

                   Item 7 - FINANCIAL STATEMENTS AND EXHIBITS
                                 Medifor, Inc.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 For the Years Ended December 31, 1999 and 1998

                              Series A             Series B
                           Preferred Stock      Preferred Stock        Common Stock         Deferred                    Total
                        ---------------------  -----------------  ----------------------- Stock-Based  Accumulated  Stockholders'
                          Shares     Amount     Shares   Amount     Shares      Amount    Compensation   Deficit       Equity
                        ---------- ----------  -------  --------  ----------  ----------- ------------   -------       ------
BALANCE, December 31,
 1997                           -  $       -        -   $     -    4,667,080   $1,561,123   $     -    $(2,152,146) $  (591,023)
 Sale of common stock           -          -        -         -       12,000       19,500         -             -        19,500
 Sale of Series A
  Preferred Stock and
   warrants              2,000,000  2,000,000       -         -           -            -          -             -     2,000,000
 Conversion of notes
  payable and accrued
  interest to Series A     683,289    512,460       -         -           -            -          -             -       512,460
  Preferred Stock
 Offering costs                 -    (197,127)      -         -           -            -          -             -      (197,127)
 Compensation liability
  converted to
  common stock options          -          -        -         -           -       370,000         -             -       370,000
 Net loss                       -          -        -         -           -            -          -       (909,479)    (909,479)
                        ---------- ----------  -------  --------   ---------   ----------   --------   -----------  -----------
BALANCE, December 31,
 1998                    2,683,289  2,315,333       -         -    4,679,080    1,950,623         -     (3,061,625)   1,204,331
 Issuance of common
  stock in connection
  with acquisition              -          -        -         -      100,000       75,000         -             -        75,000
 Sale of Series B
  Preferred Stock and
   warrants                     -          -   166,667   500,000          -            -          -             -       500,000
 Offering costs                 -          -        -    (30,756)         -            -          -             -       (30,756)
 Stock-based
  compensation                  -          -        -         -           -        29,150    (26,318)           -         2,832
 Net loss                       -          -        -         -           -            -          -     (1,439,434)  (1,439,434)
                        ---------- ----------  -------  --------   ---------   ----------   --------   -----------  -----------
BALANCE, December 31,
 1999                    2,683,289  2,315,333  166,667   469,244   4,779,080    2,054,773    (26,318)   (4,501,059)     311,973
(unaudited)
  Net loss                                                                                                (399,679)    (399,679)
BALANCE, March 31,
 2000                    2,683,289 $2,315,333  166,667  $469,244   4,779,080   $2,054,774   $(26,318)  $(4,900,738) $   (87,706)
 (unaudited)
                        ========== ==========  =======  ========   =========   ==========   ========   ===========  ===========

  The accompanying notes are an integral part of these financial statements.

                   Item 7--FINANCIAL STATEMENTS AND EXHIBITS
                                 Medifor, Inc.
                         NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION:
     -------------

      Medifor, Inc. (the Company) was incorporated in Washington state and began operations in November 1993. The Company develops and markets software products for primary care physicians and major healthcare providers in the United States.

      Since inception, the Company has spent significantly all of its time in technology and product development. Management believes that, with its existing cash and short term investments combined with revenue from the sales of its products through existing distribution channels, it will be able to fund operations through 2000. Management also believes that it will be able to increase revenues by capitalizing on opportunities afforded by new strategic alliances and marketing agreements. If necessary, management believes that it has the ability to reduce operating costs and raise additional capital through exercises of certain outstanding stock options or obtaining new third party equity financing. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stage of development of products intended to address new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, attract, retain and motivate qualified persons, continue to develop its technologies, and market and sell products incorporating such technology in volume and at profitable prices. There can be no assurance that the Company will be successful in addressing any or all of these risks or that the Company will achieve or sustain significant revenues or profitability.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     -------------------------------------------

      Cash and Cash Equivalents
      -------------------------

      The Company considers all highly liquid investments with a purchased maturity of three months or less at date of purchase to be cash equivalents.

      Certificates of Deposit
      -----------------------

      The Company has certificates of deposit with maturities ranging from three to 18 months. As of December 31, 1999, cost approximates market.

      Accounts Receivable
      -------------------

      Accounts receivable is presented net of allowance for doubtful accounts of $0 and $30,597 at March 31, 2000 and 1999, respectively and $6,800 and $0 at December 31, 1999 and 1998, respectively.

      Inventory
      ---------

      Inventory includes CDs, cases and related printed material used to package the CD-ROM based reference product and is reported at the lower of cost or market. Cost is determined using the average cost method, which approximates the first-in, first-out method.

      Property and Equipment
      ----------------------

      Property and equipment are stated at historical cost and consist of computer hardware and software, office furniture and equipment and leasehold improvements. Depreciation is determined using the straight-line method over the estimated useful lives of three to five years. Equipment held under capital leases is stated at the lesser of the fair-market value of the equipment or the present value of the minimum lease payments at the inception of the lease. Amortization is recorded on a straight-line basis over the shorter of the useful lives of the related assets or the term of the lease. Repair and maintenance costs are expensed as incurred.

      Software Development
      --------------------

      All development costs are expensed until technological feasibility has been established, at which point development costs are capitalized until the product is available for general release. The Company has expensed all software development costs, as the development costs incurred after technological feasibility had been established have been immaterial.

      Research and Development
      ------------------------

      Research and development costs are expensed as incurred.

      Goodwill
      --------

      Goodwill is amortized over its estimated useful life of five years. The Company periodically evaluates recoverability of goodwill.

      Revenue Recognition
      -------------------

      The Company generally sells software licenses for one year which also provides the users with rights to quarterly updates. The Company's policy is to recognize revenue from software licenses ratably over the license period. The

Company also sells a number of CD-ROM based reference tools. The Company's policy is to recognize revenue for these products upon shipment.

      Non-current deferred revenues consist primarily of nonrefundable advances received for future deliveries of software to distributors. These amounts will be recognized as revenues over the license period, beginning with the delivery of the software.

      Estimates Used in Financial Statement Preparation
      -------------------------------------------------

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3.   ACQUISITIONS:
     -------------

      On April 1, 1999, the Company acquired substantially all of the assets of CMC Research, Inc. (CMC), a Portland, Oregon based company which marketed a number of CD-ROM based reference tools. In connection with the acquisition, the Company issued 100,000 shares of common stock, paid $50,000 in cash and agreed to pay certain contingent consideration in exchange for tangible assets and the right to produce the CD-ROM products under CMC's electronic publishing licenses. The estimated fair value of the common stock issued in the acquisition was $75,000. The contingent consideration that the Company is obligated to pay is a certain percentage of the net revenues from the sale of CMC products for three years, with the maximum payment limited to $350,000. The contingent payments are treated as an increase in the purchase price. At March 31, 2000 and December 31, 1999, accounts payable and accrued expenses included approximately $30,000 and $22,000 of contingent payment due to the seller, respectively.

      The fair value of identifiable net assets acquired was as follows:

      Inventory                                                 $28,150
      Prepaid and other assets                                  $18,357
      Property and equipment                                    $30,232

      The excess of the purchase price (including contingent payments to date) over the fair value of the net assets acquired of $134,671 was allocated to goodwill, which is being amortized on a straight-line basis over a useful life of five years. Accumulated amortization was $28,295 and $20,200 at March 31, 2000 and December 31, 1999, respectively.

The results for 1999 include revenues and costs associated with the sale of CMC products from the date of acquisition. The following table presents the unaudited pro forma results assuming that the company had acquired CMC at the beginning of fiscal year 1998. This information may not necessarily be indicative of the future combined results of operations of the Company.

                                                     Year Ended December 31,
                                                -------------------------------
                                                   1999                 1998
                                                -----------          ----------
                                                (unaudited)          (unaudited)
Total revenue                                   $ 1,245,781          $1,120,578
Net loss                                         (1,382,002)           (969,247)


4.   STOCKHOLDERS' EQUITY:
     ---------------------

      Preferred Stock and Warrants
      ----------------------------

      The Company is authorized to issue 5,000,000 shares of preferred stock, of which 3,000,000 and 2,000,000 have been designated as Series A Preferred Stock and Series B Preferred Stock, respectively.

      On September 1, 1998, the Company sold 2,000,000 shares of Series A Preferred Stock for $2,000,000 and exchanged 683,289 shares of Series A Preferred Stock for convertible notes payable and accrued interest of $512,460 and also granted warrants to purchase 211,200 shares of Series A Preferred Stock at $1 per share. These warrants were all outstanding at December 31, 1999 and are exercisable until September 2008. Issuance costs associated with the preferred stock offerings of $197,127 were recorded as a reduction to preferred stock. Series A Preferred Stock is convertible into common stock on a 1 for 1 basis subject to adjustment for certain antidilutive events. These shares have a liquidation preference of $1 per share and the holders are entitled to the number of votes equal to the number of common shares into which the Series A Preferred Stock could be converted.

      On November 1, 1999, the Company sold 166,667 shares of Series B Preferred Stock for $500,000 and granted a warrant which entitles the holder to purchase 333,333 shares of Series B Preferred Stock at $3 per share. Issuance costs associated with the preferred stock offerings of $30,756 were recorded as a reduction to preferred stock. The Series B Preferred Stock is convertible into common stock on a 1 for 1 basis subject to certain adjustments. These shares have a liquidation preference of $3 per share and holders are entitled to the number of votes equal to the number of common shares into which the Series B Preferred Shares could be converted. The holder of the Series B Preferred Stock is entitled to one seat on the Board of Directors. The warrant expires April 23, 2001.

      Under a stock subscription agreement, the purchaser of the Series B Preferred Stock has agreed to purchase 83,333 additional shares of Series B Preferred Stock currently being held in escrow in exchange for completion of certain services with a total value of $250,000 to be provided by the purchaser on behalf of the Company or by paying $250,000 cash directly to the Company pursuant to a strategic alliance agreement between the purchaser and the Company.

      Stock Option Plan
      -----------------

      The Company has a Stock Option Plan (the Plan) to provide for the granting of stock options to employees, directors and consultants of the Company to acquire ownership in the Company and to provide them with incentives for their service. The Plan provides for the issuance of options to purchase up to 2,200,000 shares of the Company's common stock. During 1997, the Board of Directors of the Company approved an amendment to the Plan reducing the shares of common stock reserved for issuance to Plan participants from 2,920,000 to 2,200,000. The Plan is administered by the Board, which determines the terms and conditions of the options granted, including exercise price, number of options granted and vesting period of such options. Compensation expense, if any, is charged over the period of service, generally the vesting period. Options granted under the Plan have generally been priced at or above the estimated fair market value of the Company's common stock on the date of grant and generally vest immediately at grant date or over a period of two years. Generally options, if not previously exercised or forfeited, expire 10 years from the date of grant, or the expiration date specified in the option, if earlier.

      Transactions under the Plan during fiscal 1999 and 1998 are as follows:

                                                           1999                        1998
                                                 ------------------------     -----------------------
                                                                Wtd. Avg.                   Wtd. Avg.
                                                   Options      Ex. Price      Options      Ex. Price
                                                 ----------     ---------     ---------     ---------
Outstanding at beginning of period
                                                 1,431,269        $ .90         819,580       $ .59
   Granted                                         395,007         1.35         611,689        1.32
   Forfeited                                      (106,269)        1.35             -           -
                                                 ---------                    ---------

Outstanding at end of period                     1,720,007          .94       1,431,269         .90
                                                 =========                    =========

Exercisable at end of period                     1,075,147          .86       1,026,634         .74
                                                 =========                    =========
Weighted average fair value of options
 granted                                                          $0.19                       $ -



      Options outstanding have exercise prices ranging from $.11 to $1.63 per share, with weighted average remaining contractual lives of 6.9 and 7.0 years at December 31, 1999 and 1998, respectively.

     Under the Plan, 479,993 shares of common stock are reserved for future grants as of December 31, 1999.

     The Company accounts for stock-based compensation to employees using the intrinsic value method, which recognizes as compensation expense the difference between the fair value of common stock at the date of grant and the option exercise price. During 1999, the Company issued 148,620 options to purchase common stock priced below the estimated fair market value of the common stock, resulting in total compensation of $25,265, which will be amortized over the vesting period of the options. Had the Company recognized expense based on the fair value of the stock options, which is based primarily on the time value of money, additional compensation cost of $72,823 and $55,626 would have been recorded for 1999 and 1998, respectively, resulting in a pro forma net loss of $1,512,257 and $965,105 for the years ended December 31, 1999 and 1998, respectively. These amounts are based on the following assumptions for grants in 1999 and 1998: risk-free interest rates of 5.5% and 5.15%, respectively; expected lives of five years; no dividends.

     The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS 123 and The Emerging Issues Task Force consensus on Issue No. 96-18, "Accounting for Equity Instruments That are Issued to Other-Than-Employees for Acquiring, or in Conjunction with Selling, Goods or Services" (EITF 96-18).

     During the year, the Company issued 3,000 options to purchase common stock to two individuals acting as consultants. The vesting terms vary and are partially based on completion of certain agreed-upon services.

5.   FEDERAL INCOME TAXES:
     ---------------------

     Deferred taxes are determined using an asset and liability approach which considers temporary differences of revenues and expenses for tax and financial reporting purposes. At December 31, 1999 and 1998, deferred tax assets of $1,414,500 and $922,000, respectively, consists of net operating losses and temporary differences related primarily to compensation. The Company has established a valuation allowance equal to the amount of the deferred asset because the Company has not had taxable income since its inception and significant uncertainty exists regarding the ultimate realization of the deferred tax asset. This valuation allowance increased by $492,500 during 1999. Accordingly, no tax benefits have been recorded in the accompanying financial statements. The Company's net operating loss carryforwards of approximately $3.6 million expire between 2011 and 2019. The Company may be limited on its ability to use the carryforwards in the future in the event of a change in control as defined in existing tax regulations.

6.   COMMITMENTS:
     ------------

     The Company has entered into noncancelable operating lease agreements involving equipment and office space. The following is a schedule of future minimum lease payments as of December 31, 1999:

   2000                                                               $52,422
   2001                                                                11,151
                                                                      -------

            Total                                                     $63,573
                                                                      =======

     Rental expense on operating leases amounted to $74,211 and $46,400 in fiscal 1999 and 1998, respectively.

7.   SUBSEQUENT EVENTS:
     -----------------

     On April 3, 2000, the Board of Directors ("the Board") approved the acceleration of the vesting of 50,000 stock options previously granted to certain outside directors ("the directors"). The Board also granted a ten-day extension to two of the directors to exercise their options. All of the options were exercised in April 2000.

     On April 12, 2000, the Company entered into an agreement of merger with Allscripts, Inc. ("Allscripts"), a Delaware corporation and Webdoc Acquisition Corp., a Washington corporation and wholly-owned subsidiary of Allscripts. In connection with the merger, Allscripts issued 935,903 shares of its common stock in exchange for all of the outstanding common stock and options to purchase the common stock of the Company. The merger became effective on May 17, 2000.

                   Item 7--FINANCIAL STATEMENTS AND EXHIBITS
                                Allscripts, Inc.
            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                    OVERVIEW


          Effective May 9, 2000 and May 17, 2000, Allscripts, Inc. (the Company) acquired MasterChart, Inc. and Medifor, Inc., respectively (the acquired companies). These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition dates, with the excess of the purchase price recorded as goodwill.

          The MasterChart, Inc. total purchase price of approximately $132.4 million consisted of 1,617,873 shares of the Company's common stock with a fair value of approximately $127.4 million and cash of approximately $5 million.
The Medifor Inc. total purchase price of approximately $38.6 million consisted of 935,858 shares of the Company's common stock with a fair value of approximately $34.4 million and the issuance of 142,786 common stock options as replacement of Medifor, Inc. common stock options with a fair value of approximately $4.2 million.

          The following unaudited pro forma consolidated statements of operations reflects the Company's results of operations for the year ended December 31, 1999, and three months ended March 31, 2000, as if the acquisitions had occurred on January 1, 1999 after giving effect to purchase accounting adjustments. The following unaudited pro forma consolidated balance sheet reflects the Company's financial position as of March 31, 2000, as if the acquisitions had occurred on March 31, 2000 after giving effect to purchase accounting adjustments. These pro forma financial statements have been prepared for comparative purposes only, do not purport to be indicative of what the Company's operating results or financial position would have been had the acquisitions actually taken place on January 1, 1999, or March 31, 2000, respectively, and may not be indicative of future operating results or financial position.

                   Item 7 - FINANCIAL STATEMENTS AND EXHIBITS
                                Allscripts, Inc.
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                   Unaudited
                    (In thousands except per share amounts)

                       Three Months Ended March 31, 2000

                                                           Acquired                           Pro
                                      Allscripts, Inc.     Companies     Adjustments         Forma
                                      ----------------     ---------     -----------       ---------
Revenue                                    $  9,647         $  1,106       $      -        $  10,753
Cost of revenue                               7,597              648            575 (1)        8,820
                                           --------         --------       --------        ---------
    Gross profit                              2,050              458           (575)           1,933
Selling, general and
  administrative expenses                     8,945            7,100         (5,522)(1)       10,523
Amortization of intangibles                     574                -          7,564 (1)        8,138
Other operating expenses                          -                -              -                -
                                           --------         --------       --------        ---------
    Loss from operations                     (7,469)          (6,642)        (2,617)         (16,728)

Interest income (expense),  net               1,183              (99)           111 (1)        1,195
                                           --------         --------       --------        ---------
Accretion of mandatory
  redemption value of
  preferred shares and
  accrued dividends on
  preferred shares                                -                -              -                -
                                           --------         --------       --------        ---------
Loss from continuing
  operations including
  accretion and accrued
  dividends on preferred
  shares                                    ($6,286)         ($6,741)       ($2,506)        ($15,533)
                                           ========         ========       ========        =========

Per share data-basic and
  diluted:
    Continuing operations
      (including accretion and
      accrued dividends on
      preferred shares)                      ($0.25)                                          ($0.57)

Weighted average shares of
  common stock outstanding
  used in computing per
  share data-basic and
  diluted                                    24,933                           2,554 (2)       27,487

   See accompanying notes to unaudited pro forma consolidated statements of operations.

                   Item 7--FINANCIAL STATEMENTS AND EXHIBITS
                                Allscripts, Inc.
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                   Unaudited
                    (In thousands except per share amounts)

                          Year Ended December 31, 1999

                                                        Acquired                           Pro
                                   Allscripts, Inc.     Companies      Adjustments        Forma
                                   ----------------     ---------      -----------        -----
Revenue                                $ 27,586          $ 4,206        $      -         $ 31,792
Cost of revenue                          21,909            1,863           2,299 (1)       26,071
                                       --------          -------        --------         --------
    Gross profit                          5,677            2,343          (2,299)           5,721
Selling, general and
  administrative expenses                20,656            5,155               -           25,811
Amortization of intangibles               1,351                -          30,259 (1)       31,610
Other Operating Expenses                    319                -                              319
                                       --------          -------        --------         --------
    Loss from Operations                (16,649)          (2,812)        (32,558)         (52,019)
Interest income (expense), net            1,216             (323)            387 (1)        1,280

Accretion of mandatory
  redemption value of
  preferred shares and
  accrued dividends on
  preferred shares                       (2,198)               -               -           (2,198)
                                       --------          -------        --------         --------
Loss from continuing
  operations including
  accretion and accrued
  dividends on Preferred
  Shares                               $(17,631)         $(3,135)       $(32,171)        $(52,937)
                                       ========          =======        =========        ========
Per share data-basic and
  diluted:
    Continuing operations
      (including accretion and
      accrued dividends on
      preferred shares)                  $(1.20)                                           $(3.06)

Weighted average shares of
  common stock outstanding
  used in computing per
  share data-basic and
  diluted                                14,718                            2,554 (2)        17,272

   See accompanying notes to unaudited pro forma consolidated statements of operations.

                  Item 7 - FINANCIAL STATEMENTS AND EXHIBITS
                               Allscripts, Inc.
           NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                   Unaudited


1. Pro forma Adjustments (in thousands, unless otherwise noted)

   The following adjustments were applied to the Company's historical statements of operations and those of the acquired companies to arrive at the pro forma consolidated financial information.

Statement of Operations for the three months ended March 31, 2000:

   . To record amortization of acquired trade names totaling $8.7 million for Medifor, Inc. and $17.4 million for MasterChart, Inc. on a straight-line basis over 60 months.

       To record amortization of goodwill of $21.1 million related to the Medifor, Inc. acquisition and $104.1 million related to the MasterChart, Inc. acquisition on a straight-line basis over 60 months.

   A summary of the pro forma adjustments relating to the amortization of acquired intangible assets is as follows:

                             Medifor  MasterChart  Total
                             -------  -----------  ------
              Trade names     $  435       $  870  $1,305
              Goodwill         1,053        5,206   6,259
                              ------       ------  ------
                  Total       $1,488       $6,076  $7,564

   . To record amortization of $575 for acquired software valued at $4.6 million related to the MasterChart, Inc. acquisition amortized on a straight-line basis over 24 months.

   . To eliminate interest expense of $111 related to convertible debt of MasterChart, Inc. that was converted to the Company's equity in connection with the acquisition.

   . To eliminate compensation expense of $5,522 related to warrants exercised in connection with acquisition of MasterChart, Inc.

Statement of Operations for the year ended December 31, 1999:

   . To record amortization of acquired trade names totaling $8.7 million for Medifor, Inc. and $17.4 million for MasterChart, Inc. on a straight-line basis over 60 months.

   . To record amortization of goodwill of $21.1 million related to the Medifor, Inc. acquisition and $104.1 million related to the MasterChart, Inc. acquisition on a straight-line basis over 60 months.

    A summary of the pro forma adjustments relating to the amortization of acquired intangible assets is as follows:

                             Medifor  MasterChart       Total
                             -------  -----------      -------
              Trade names     $1,740      $ 3,480      $ 5,220
              Goodwill         4,214       20,825       25,039
                              ------      -------      -------
                  Total       $5,954      $24,305      $30,259

    . To record amortization of $2,299 for acquired software valued at $4.6 million related to the MasterChart, Inc. acquisition amortized on a straight-line basis over 24 months.

    . To eliminate interest expense of $387 related to convertible debt of MasterChart, Inc. that was converted to the Company's equity in connection with the acquisition.

    The attached unaudited pro forma statements of operations for the year ended December 31, 1999 does not include the immediate expensing of the value of acquired in-process research and development that had not yet reached technological feasibility and had no probable alternative future uses of $8,700 for Medifor, Inc. and $5,029 for MasterChart, Inc.


2.  Net Loss per Share

    Basic net loss per share for the year ended December 31, 1999 and the three months ended March 31, 2000 is computed using the weighted average number of common shares outstanding during the year. Diluted net loss per share is computed excluding the weighted average number of common equivalent shares outstanding because such common equivalents are anti-dilutive. Differences between historical weighted average shares outstanding used to compute net loss per share result from the inclusion of shares issued in conjunction with the acquisitions as if such shares were outstanding from January 1, 1999.

                   Item 7 - FINANCIAL STATEMENTS AND EXHIBITS
                                Allscripts, Inc.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                   Unaudited
                      (In thousands, except share amounts)

                       Three Months Ended March 31, 2000


                                                      Acquired                           Pro
                                 Allscripts, Inc.     Companies     Adjustments          Forma
                                 ----------------     ---------     -----------          -----
ASSETS
Current assets:
  Cash and cash
   equivalents                       $110,478         $    210       $ (5,000) (1)     $105,688
  Marketable securities                31,886               63              -            31,949
  Accounts receivable                   6,750              666              -             7,416
  Interest receivable                     780                -              -               780
  Other receivable                      4,160                -              -             4,160
  Inventories                           3,938               33              -             3,971
  Prepaid expenses and
   other current expenses                 860              138              -               998
                                     --------         --------       --------          --------
Total current assets                  158,852            1,110         (5,000)          154,962

  Long-term marketable
   securities                          14,219              187              -            14,406
  Fixed assets, net                     6,193              692              -             6,885
  Intangible assets, net                3,007              137        151,322  (1)      159,063
                                                                        4,597  (1)
  Other assets                          1,041                -              -             1,041
                                     --------         --------       --------          --------
Total assets                         $183,312         $  2,126       $150,919          $336,357
                                     ========         ========       ========          ========
LIABILITIES
Current liabilities:
  Accounts payable                   $  4,101         $    454       $      -          $  4,555
  Accrued expenses                      1,789              336              -             2,125
  Deferred revenue                        774              846           (846) (2)          774
                                     --------         --------       --------          --------
Total current liabilities
  Long term debt                        6,664            1,636           (846)            7,454
  Deferred revenue-net                      -            4,573         (4,573) (3)            -
   of current portion                       -              325           (325) (2)            -
                                     --------         --------       --------          --------
Total liabilities                       6,664            6,534         (5,744)            7,454

STOCKHOLDERS' EQUITY
Preferred shares:
  Undesignated, $0.01
   par value, 1,000,000
   shares authorized, no
   shares issued and
   outstanding at March 31,
   2000                                                  2,784         (2,784) (1)            -
Common shares:
  $0.01 par value,
   75,000,000 shares
   authorized, 26,246,603
   shares issued and
   28,800,334 pro forma
   shares issued at March 31,
   2000                                   263            2,056         (2,056) (1)          288
                                                                           25  (1)
  Unearned compensation                (1,491)             (26)            26  (1)       (1,491)
  Other comprehensive
   income                                   -              (34)            34  (1)            -

Additional paid-in capital            241,995           14,378        (14,378) (1)      407,954
                                                                      165,959  (1)
  Treasury stock at cost;
   34,465 common shares
   at March 31, 2000                      (68)               -                              (68)
  Accumulated deficit                 (64,051)         (23,566)        23,566  (1)      (77,780)
                                                                      (13,729) (4)
                                     --------         --------       --------          --------

Total stockholders'
 equity                               176,648           (4,408)       156,663           328,903
                                     --------         --------       --------          --------
Total liabilities and
 stockholders' equity                $183,312         $  2,126       $150,919          $336,357
                                     ========         ========       ========          ========

   See accompanying notes to unaudited pro forma consolidated balance sheet.

                  Item 7 - FINANCIAL STATEMENTS AND EXHIBITS
                               Allscripts, Inc.
                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

1.   Pro forma Adjustments (in thousands, unless otherwise noted)

     The following adjustments were applied to the Company's historical balance sheet and those of the acquired companies to arrive at the pro forma consolidated financial information.

     . To record $5,000 cash included in the total consideration related to the MasterChart, Inc.'s acquisition of approximately $132.4 million.

     . To record the issuance of (a) 1,617,873 shares of common stock with a fair value of approximately $127.4 million in the acquisition of MasterChart, Inc. and (b) 935,858 shares of common stock with a fair value of approximately $34.3 million and the issuance of 142,786 common stock options with a value of approximately $4.2 million in replacement of Medifor, Inc. common stock options in the acquisition of Medifor, Inc.

     . To record goodwill and other intangible assets related to the acquisition of MasterChart, Inc. and Medifor, Inc. A summary of goodwill and other intangibles acquired is as follows:

                            Medifor       Masterchart     Total
                            -------       -----------    --------
   Acquired goodwill        $21,069       $104,149       $125,218
   Trade names                8,704         17,400         26,104
                            -------       --------       --------
   Total                    $29,773       $121,549       $151,322

     . The Company also acquired $4,597 of identified software related to the purchase of MasterChart, Inc..

     .  To eliminate the equity accounts of the acquired companies.

2. An adjustment was made to the pro forma balance sheet to adjust the acquirees' deferred revenue to the estimated cost of completing the services to which the deferred revenue related.

3. Pursuant to the acquisition of MasterChart, Inc., certain debt instruments held by Lanier automatically converted into equity of MasterChart, Inc. Upon execution of the acquisition, Lanier received consideration for their equity.

4. An adjustment was made to the pro forma balance sheet to reflect the immediate expensing of acquired in-process research and development of $8,700 and $5,029 related to Medifor, Inc. and MasterChart, Inc. respectively.

                               Item 7 - EXHIBITS
                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-90129 and No. 333-37238) of Allscripts, Inc. of our report dated February 10, 2000 relating to the financial statements of Medifor, Inc., which appears in the Current Report on Form 8-K/A-2 of Allscripts, Inc. dated May 9, 2000.


/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP

Seattle, Washington
July 24, 2000

                               Item 7 - EXHIBITS
                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-90129 and No. 333-37238) of Allscripts, Inc. of our report dated July 14, 2000 relating to the financial statements of MasterChart, Inc., which appears in the Current Report on Form 8-K/A-2 of Allscripts, Inc. dated May 9, 2000.


/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
July 24, 2000

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ALLSCRIPTS, INC.



Date: July 25, 2000                    By: /s/ David B. Mullen
                                           -------------------------------------
                                           David B. Mullen, President